Exhibit 4.22

Contract No.: 0360200111-2022 Fangcun (Bao) Zi No.0153

Maximum amount guarantee contract

Important: This contract is concluded by all parties on the basis of equality and voluntary negotiation. All the terms of this contract are true expressions of the intention of both parties. In order to safeguard the legitimate rights and interests of the guarantor, the creditor hereby asks the guarantor to pay full attention to the bold part in the terms of the contract.

Creditors: Industrial and Commercial Bank of China Limited, Guangzhou Fangcun Branch (hereinafter referred to as “Party A”)

Person in charge: Zhao Yong

Business address: 256 Sand, North of Huadi Avenue, Liwan District, Guangzhou city

Tel. and Fax: [*]

Guarantor: Xiamen Pupu Culture Co., Ltd. (hereinafter referred to as “Party B”)

Legal representative: Huang Zhuoqin

Business address or residence: 836, 5 mucuo Road, Huli District, Xiamen City.first

Postcode: 361006 Fax: Si Tel: [*]

Email: Si Contact person: Huang Zhuoqin Mobile phone number: [*]

[Party B must fill in the above information accurately and completely to ensure the timely delivery of relevant notices and legal documents]

In order to ensure the realization of Party A’s creditor’s rights, Party B voluntarily provides the guarantee guarantee (counter-guarantee) to Party A. In order to clarify the rights and obligations of both parties, party A and Party B conclude this Contract in accordance with relevant laws and regulations.

article one     The guaranteed principal debt

Article 1.1 The principal creditor’s right guaranteed by Party B shall be from September 20, 2022 to October 31, 2027

(Including the start date and the expiration date of the period), In RMB 5,000,000 yuan (in words: five million yuan only) (when the case is inconsistent, In capital), within the maximum balance, Party a on the basis of Guangzhou several wisdom spread culture right limit word (F said the debtor) of foreign currency loan contract, foreign exchange loan contract, bank acceptance agreement, credit agreement / contract, open a guarantee agreement, international and domestic trade financing agreement, forward settlement agreement and other financial derivatives agreement, precious metals (including gold, silver, gold and other precious metals varieties, The same below) the claims against the debtor enjoyed in the lease contract and other documents (hereinafter referred to as the master contract), Whether or not the claims are due at the expiration of the said period.

The maximum balance mentioned in Article 1.2 refers to the sum of the principal balance of the creditor’s right expressed in RMB on the date when the principal creditor’s right of Party B assumes the guarantee liability is determined.

Where the currency of the principal debt is foreign currency, the foreign exchange rate published by Party A shall be converted into RMB funds; for the precious metal lease, the principal of the precious metal lease debt in the precious metal lease contract is not converted for the purpose of this article (on the date of determination.

Contract serial number: 202209200360200409959524. Total of 2 new machines

Article 2. Method of guarantee

Party B shall assume the guaranty liability by the joint and several liability guarantee.

Article 3 Scope of guaranty

Where the principal claims secured under this Contract according to Article 1.1 and 1.2, The scope of party b guarantee includes the principal of the main creditor’s rights (including precious metals lease creditor’s rights principal and the amount of the precious metals lease contract), interest, precious metals lease, compound interest, penalty interest, liquidated damages, damages, precious metals lease weight overflow short, exchange rate loss (exchange rate changes related losses), the precious metal price changes, the lessor to exercise the corresponding rights according to the main contract of the transaction fees and realize the creditor’s rights (including but not limited to legal costs, legal fees, etc.).

Article 4 guaranty period

Article 4.1 if the main contract for loan contract or precious metals lease contract, the guarantee period under this contract is: the loan term under the independent contract or your gold domain three years after the expiration of the lease term: party a according to the provisions of the main contract announced loan or precious metals lease expires in advance, the guarantee period for loan or precious metals lease three years from the expiration date.

Article 4.2 If the main contract is a bank acceptance agreement, the guarantee period shall be three years from the next day of Party A’s external commitment.

Article 4.3 If the main contract is to open a guarantee agreement, the guarantee period shall be three years from the next day after Party A’s performance of the guarantee obligations.

Article 4.4 If the main contract is a credit issuing agreement / contract, the guarantee period shall be three years from the day after Party A pays the amount under the credit.

Article 4.5 If the main contract is another financing document, the claims determined in the independent contract during the guarantee period are due or advanced Three years from the next day.

Article 5 Party B represents and warrants

Party B makes the following representations and guarantees to Party A:

Article 5.1 Party A has the qualification of guarantor subject according to law and provides guarantee to Party A. It has obtained all necessary authorization or approval in accordance with the procedures and authority stipulated in the Articles of Association of the Company, and does not violate laws, regulations and other relevant provisions.

Article 5.2 If it is a listed company or a holding subsidiary of a listed company, it shall timely perform the obligation of information disclosure on the guarantee matters in accordance with the requirements of the Securities Law, the Stock Listing Rules of the Stock Exchange and other laws, regulations and rules.

Article 5.3 has sufficient capacity to assume the warranty liability and does not reduce or exempt the warranty liability by any instruction, any change of financial condition, any agreement with any third party.

Article 5.4 Full understanding of the purpose of the debt under the master Contract, the provision of guarantee for the debtor is entirely voluntary, and the intention under this Contract is completely true. For international and domestic trade financing, Party B acknowledges that the underlying transaction on which the financing is based is true and there is no fraud.

Article 5.5 The information or information provided to Party A is true, accurate and complete in all aspects, and there are no false records, material omissions or misleading statements.

Article 5.6 If the principal creditor’s right secured in this Contract is the international trade financing provided by Party A to the debtor, Party B shall accept and recognize the relevant international practices of the relevant business.

Article 5. 7 If Party B is a natural person, it also represents and warrants as follows:

A 、	Full capacity for civil rights and full capacity for civil conduct:

B 、	Having a legitimate source of income and adequate compensation capacity:

C 、	No malicious default of bank loan principal and interest, credit card malicious overdraft and other behaviors;

D 、	No bad behavior or criminal record, such as gambling or drug use;

E 、	The consent of the spouse has been obtained to provide the guarantee to Party A.

Contract serial number: 202209200360200409959524. Part 1, a total of 2 copies

Article 6 Commitment of Party B

Party B makes the following commitment to Party A:

Article 6.1 In any of the following circumstances, party A shall unconditionally perform the warranty liability hereunder according to the notice requirements of Party A:

A 、	The debtor fails to pay off the principal investigation right when it is due (including early maturity);

B 、	Party B or the debtor is filed for bankruptcy or closure, dissolution, liquidation, suspension of business for rectification, business license revoked or revoked.

C 、	Party B’s main assets are sealed, detained or frozen;

D 、	Party B, as the debtor or guarantor, defaults under other debts.

Article 6.2 For the existence of the security of party A’s principal right, whether the security is provided by the debtor or the third

Contract serial number: 202209200360200409959524. Part 1, a total of 2 copies

If providing provides, Party A has the right to require Party B to assume the guaranty liability first, and Party B promises not to defend accordingly. If Party A waives, changes or loses other security rights and interests, Party B undertakes to continue to provide joint and several liability guarantee for Party A as agreed herein. Party B’s guarantee liability shall remain valid and shall not be invalid or exempted due to changes in other guarantee rights and interests.

Article 6.3 When required by Party A, timely provide financial information, tax vouchers and other relevant assets reflecting its financial position material.

Article 6.4 Under any of the following circumstances, Party B shall continue to perform its guarantee under this Contract without the consent of Party B

Certificate of responsibility:

A 、	Party A and the debtor negotiate to change the main contract without aggravating Party B’s debt or extending the debt performance period:

B 、	Under the international and domestic trade financing, Party A and the debtor modify the letter of credit related to the master contract, without AA5036 the payment obligation under the letter of credit or extending the payment term;

C 、	Party A transfers the principal claim to a third party.

Article 6.5 If any form of guarantee is provided to a third party, the interests of Party A shall not be harmed.

Article 6.6 for merger, division, capital reduction, equity changes, equity pledge, material assets and transfer of creditor’s rights, major foreign investment, substantial raise debt financing and other action that may adversely affect party a, should first obtain the written consent of party a or its guarantee liability under this contract, otherwise shall not engage in the above behavior.

Article 6.7 Timely notify Party A of any of the following circumstances:

A 、	Change of articles of association, business scope, registered capital, legal representative, change of equity:

B 、	Closing, dissolution, liquidation, suspension of business for rectification, business license revoked, revoked or filed for bankruptcy:

C 、	Involving or may involve major economic disputes, litigation, arbitration, or property is sealed, seized or regulated according to law:

D 、	If Party B is a natural person, his residence, work unit and contact information shall be changed.

E 、	Issuing corporate bonds, corporate bonds, short-term financing bonds or using other direct financing methods to increase the debt level;

F 、	The occurrence of other large loans or to provide external guarantees.

Article 6.8 Timely sign for the written notice issued by Party A.

Article 6.9 in the domestic letter of credit, domestic credit of the buyer financing, import letter of credit and import transfer / import payment business, in any of the following circumstances, the party b has indisputable warranty obligation, party b for any department, law or administrative authority for the payment obligation of the credit order, prohibition or adopt seal, seizure, freeze the property measures or similar measures and credit related exemption or defense:

A 、	Party A’s designee or authorized person of Party A has made the payment in good faith in accordance with Party A’s instructions;

B 、	Party A or its designee or authorized person have kindly issued the confirmation of payment due for the payment under the domestic credit credit or have kindly accepted the documents under the import credit;

C 、	The counterbank of the credit pays in good faith:

D 、	The bank of the credit made in good faith.

Article 6.10 Under the delivery guarantee, endorsement of bill of lading and authorized delivery business, Party B shall not credit the debtor accordingly

The refusal to pay the certificate and the exemption or defense.

Article 7 Party A promises

Party A undertakes that it shall keep confidential the non-public information in the relevant documents, financial materials and other relevant materials submitted by Party B during the performance of its obligations hereunder, except as otherwise stipulated by relevant laws and regulations and otherwise agreed herein.

Article 8 Determination of principal creditor’s rights

The claims of the guarantee guaranteed by the maximum amount shall be determined in any of the following circumstances:

A 、	1. 1 expiration of the treaty period;

B 、	New claims cannot happen again;

C 、	The debtor and Party B are declared bankrupt or dissolved;

D 、	Other circumstances under which the creditor’s rights are determined as prescribed by law.

Contract Water No.: 202209200360200409959524.1 Excellent has 2 copies

Article 9 breach of contract

Article 9.1 After this Contract becomes effective, any party failing to perform any of its obligations under Item F or violating any representations, warranties and commitments made under it shall constitute a breach of contract. If losses are caused to the other party, compensation shall be made.

Article 9. 2 If Party B fails to perform its guarantee liability under this Contract, Party B agrees that Party A shall deduct all the accounts opened by Party B in the Industrial and Commercial Bank of China to pay off the debts under the main Contract. If the deduction amount is inconsistent with the currency of the main contract, the amount deducted shall be calculated according to the applicable exchange rate of the corresponding currency published by Party A on the deduction date. Party B shall bear the interest and other expenses incurred during the deduction date to the repayment date (when Party A converted the deduction amount into the currency of the main contract in accordance with the national foreign exchange administration policy), as well as the difference caused by the exchange rate fluctuations during this period.

Article 9.3 Unless otherwise provided in this Contract, if either party breaches the contract, the other party shall have the right to take any other measures stipulated by the laws, regulations and rules of the People’s Republic of China.

Contract Water No.: 202209200360200409959524.1 Excellent has 2 copies

Article 10. Effective, alteration and rescission

Article 10.1 This Contract shall be sealed with Party A’s official seal or special seal for contract, signature of Party B (applicable to natural person) or seal (form Applicable) from the date of effective.

Article 10.2 Any change to this Contract shall be made by consensus and in writing by the Contracting Parties. Change terms Or the agreement form a part of this Contract and have the same legal effect as this Contract. Except for the modified part, the rest of this contract Still valid, the original terms of this contract shall remain valid before the modified part takes effect.

Article 10.3 The invalidity or unenforceability of any provision of this Contract shall not affect the validity and enforceability of the other clauses, It also does not affect the validity of the whole contract

Article 10.4 The modification and rescission of this Contract shall not affect the right of the contracting parties to claim compensation for losses. Solution of this contract Except, it shall not affect the validity of the relevant dispute resolution clause in this Contract.

Article 11 Dispute settlement

The conclusion, validity, interpretation, performance and dispute settlement of this Contract shall be governed by the laws of the People’s Republic of China. All disputes and disputes arising from or in connection with this Contract shall be settled by both parties through negotiation. If no agreement can be reached through negotiation, they shall be settled by B_ (A / B) as described below:

A 、	Submit the dispute to the Si Arbitration Commission for arbitration at [_ (the place of arbitration) according to the arbitration rules valid when the arbitration application is submitted. The arbitral award shall be final and binding on both parties.

B 、	The settlement shall be settled through litigation in the local court where Party A is located.

Article 12 Confirmation of the service address of the litigation / arbitration documents

Article 12.1 Party B confirms that the address recorded on the first page of this Contract is used as the address for serving the litigation / arbitration documents involved in the dispute under this Contract. Litigation / arbitration documents include but are not limited to summons, notice of hearing, written judgment, written order, conciliation statement, notice of performance within a time limit, etc.

Article 12.2 Party B agrees that the arbitration institution or the court may use the fax and E-mail recorded in the front page of this Contract to serve the arbitration / litigation documents, except for the written judgment, written order and conciliation statement.

Article 12.3 The above service provisions shall apply to all stages of first instance, second instance, retrial and execution in arbitration and litigation proceedings. For the above address of service, the arbitration institution or the court may serve it directly by mail.

Article 12.4 Party B shall ensure the authenticity and validity of the address, contact person, fax, E-mail and other information recorded herein. If any relevant information is changed, Party B shall timely notify Party A in writing, otherwise the service of the original address information shall still be valid and Party B shall bear the legal consequences arising therefrom.

Contract contract number: 202209200360200409959524, a total of 2 new machines

Article 13 other

Article 13.1 Without the written consent of Party A, Party B shall not assign all or part of its rights or obligations hereunder.

Article 13.2 Party A’s failure to exercise or partially exercise or postpone any right hereunder shall not constitute a waiver or alteration of such right or any other right and shall not affect its further exercise of such right or any other right.

Article 13.3 Party A shall have the right to provide the information of the People’s Bank of China and other relevant information under the requirements of the relevant laws and regulations or other normative documents or the credit database established in accordance with the law for the use of qualified institutions or individuals. Party A shall also have the right to consult Party B through the People’s Bank of China and the other credit database established in accordance with the law of this Contract.

Article 13.4 This Contract is made in these originals, with each party holding one copy and each copy having the same legal effect.

Article 14 Other matters as agreed upon by the two parties

As the legal representative / authorized representative of the guarantor, I hereby confirm that the guarantor provides the guarantee to the creditor in accordance with the provisions of this contract and the seal on this contract is true and effective, and that I have performed all the procedures required for the guarantee.

Legal representative / authorized representative (signature): / is

Contract contract number: 202209200360200409959524, a total of 2 new machines